Exhibit 21
Subsidiaries of the Registrant

Name	Jurisdiction of Incorporation
Sandy Spring Bank	Maryland
Sandy Spring Insurance Corporation*	Maryland
West Financial Services, Inc.*	Maryland
SSB Wealth Management, Inc.*(1)	Maryland
__________
*Direct subsidiary of Sandy Spring Bank
(1) Does business under the name “Rembert Pendleton Jackson”.